EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2018 Results

Company Reestablishes Annual Revenue Growth and
Continues to Execute on Initiatives to Increase Sales and Market Share

MINNEAPOLIS, Nov. 08, 2018 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and year ended September 30, 2018.

Fiscal Q4 2018 Financial Summary
(in millions except per share data and percentages)	Q4 2018	vs. Q4 2017	Change	Change (%)
Revenue	$22.5	$18.4	$4.1	22%

Gross Profit ($)	$8.6	$7.7	$0.9	12%
Gross Profit (%)	38.3%	41.7%	-3.4%	-8%

Income from Operations	$2.5	$1.5	$1.0	68%
Income Tax Expense	$0.8	$0.3	$0.5	129%

Net Income	$1.9	$1.3	$0.6	49%
Net Income per Diluted Share	$0.14	$0.09	$0.05	56%

Fiscal 2018 Financial Summary
(in millions except per share data and percentages)	2018	vs. 2017	Change	Change (%)
Revenue	$77.7	$73.9	$3.8	5%

Gross Profit ($)	$31.0	$30.3	$0.7	2%
Gross Profit (%)	39.9%	40.9%	-1.0%	-2%

Income from Operations	$5.1	$5.3	$(0.2)	-5%
Income Tax Expense	$1.3	$1.7	$(0.4)	-28%

Net Income	$4.3	$3.8	$0.5	11%
Net Income per Diluted Share	$0.32	$0.28	$0.04	14%

Management Commentary
“Fourth quarter of fiscal 2018 was an exceptionally strong quarter for Clearfield, as we achieved the highest level of quarterly revenue in the Company’s history with $22.5 million, up 22% over the same period a year ago,” said Clearfield CEO, Cheri Beranek. “Much of this was driven by the continued strong performance in our Community Broadband business, as we helped these broadband service providers continue to serve their local areas as well as enter and capitalize on underserved communities.

“Revenue for the fiscal year increased 5%, with the increase primarily attributable to revenue from the acquisition and successful integration of our active cabinet line as well as the successful introduction of FieldShield at a national Tier 1 service provider. These advances, paired with our fiber management expertise, gives us a strong head start for oncoming new technologies associated with network convergence and the 5G market-ready fiber build-out.

“Throughout the year, we have grown our portfolio of certifications and master purchase agreements and strengthened our team with key hires. With the overall momentum achieved, I’m excited by the work we’ve done to steer our ship through the choppy waters we experienced these past two years. Having successfully put the patent infringement litigation behind us, eliminating the costs and distractions associated with it, we’re now implementing what we call our ‘Coming of Age’ phase.

“This new phase will be defined by three major initiatives, which are expanding our core Community Broadband business, enhancing our competitive position and operational effectiveness, and capitalizing on disruptive growth opportunities, particularly within our Tier 1 markets. Together, these initiatives will play a critical role in our efforts to grow the Company moving forward.”

Financial Results for the Quarter Ended September 30, 2018
Revenue for the fourth quarter of fiscal 2018 increased 22% to $22.5 million from $18.4 million in the same year-ago quarter. Revenues from the Company’s traditional product categories slightly increased for the quarter while revenues from the Company’s acquired active cabinet line were approximately $3.5 million for the quarter.

Gross profit increased 12% to $8.6 million, or 38.3% of revenue, from $7.7 million, or 41.7% of revenue, in the fourth quarter of fiscal 2017. The increase in gross profit was due to increased sales volume. The decrease in gross profit percent was primarily due to the integration of the Company’s acquired active cabinet line into its manufacturing processes as well as a higher percentage of sales associated with these products, which have lower gross margins.

Operating expenses were $6.1 million, consistent when compared to $6.2 million in the same year-ago quarter. The slight decrease was primarily due to a reduction of legal expenses due to the settlement of the patent infringement litigation that occurred during the second quarter of fiscal 2018.

Income from operations increased 68% to $2.5 million for the fourth quarter of fiscal 2018 from $1.5 million in the same year-ago quarter. Income tax expense increased 129% to $791,000 for the fourth quarter of fiscal 2018 from $345,000 in the same year-ago quarter primarily due to increased income from operations. Net income increased 49% to $1.9 million for the fourth quarter of fiscal 2018, or $0.14 per diluted share, from $1.3 million, or $0.09 per diluted share, in the same year-ago quarter.

During the quarter, the Company repurchased 34,776 shares of its common stock under its stock repurchase program, utilizing $389,000 in cash. At quarter-end, cash, cash equivalents and investments decreased $500,000 to $35.5 million when compared to the end of the prior quarter. The Company has no debt.

Order backlog (defined as purchase orders received but not yet fulfilled) at September 30, 2018 remained consistent with June 30, 2018 at $5.6 million and increased 41% from $4.0 million at September 30, 2017.

Financial Results for the Year Ended September 30, 2018
Revenue increased 5% to $77.7 million for fiscal 2018 from $73.9 million in fiscal 2017. The increase was primarily due to revenues from the Company’s active cabinet line acquired in February 2018.

Gross profit was $31.0 million, or 39.9% of revenue, for fiscal 2018, a slight increase of 2% from $30.3 million, or 40.9% of revenue, in fiscal 2017.

Operating expenses increased 4% to $25.9 million for fiscal 2018 from $25.0 million in fiscal 2017.

Income from operations totaled $5.1 million, or 6.5% of revenue, for fiscal 2018 compared to $5.3 million, or 7.2% of revenue, in fiscal 2017.

Income tax expense decreased 28% to $1.3 million for the year ended September 30, 2018 from $1.7 million during fiscal 2017. The decrease is primarily due to the Tax Cuts and Jobs Act enacted in December 2017 that resulted in a lower federal tax rate. Net income totaled $4.3 million, or $0.32 per diluted share, for the year ended September 30, 2018, an increase of 11% from $3.8 million, or $0.28 per diluted share, during fiscal 2017.

Fiscal 2019 Financial Outlook
Clearfield expects revenue for fiscal 2019 to be between $83 million and $87 million. The Company also expects its gross profit as a percentage of total revenue to range between 37% and 38%, with some variability on a quarter-to-quarter basis. In addition, Clearfield forecasts operating expenses to be between 31% and 33% of total revenue, and net income as a percentage of revenue to be between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, November 8, 2018 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, November 8, 2018
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through November 22, 2018.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13684316

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired active cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2017 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS

	(Unaudited) Three Months Ended		(Audited) Twelve Months Ended September 30
	September 30
	2018	2017	2018	2017

Revenues	$22,472,985	$18,418,389	$77,651,354	$73,947,619

Cost of sales	13,856,487	10,742,914	46,654,570	43,683,360

Gross profit	8,616,498	7,675,475	30,996,784	30,264,259

Operating expenses
Selling, general and administrative	6,069,011	6,157,981	25,925,933	24,952,376
Income from operations	2,547,487	1,517,494	5,070,851	5,311,883

Interest income	125,451	87,552	457,101	273,930
Income before income taxes	2,672,938	1,605,046	5,527,952	5,585,813

Income tax expense	791,405	344,974	1,253,405	1,737,974

Net income	$1,881,533	$1,260,072	$4,274,547	$3,847,839

Net income per share:
Basic	$0.14	$0.09	$0.32	$0.28
Diluted	$0.14	$0.09	$0.32	$0.28

Weighted average shares outstanding:
Basic	13,392,475	13,451,279	13,429,232	13,532,375
Diluted	13,392,475	13,451,279	13,452,860	13,660,806

*Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not affect the prior periods’ net income, shareholders’ equity, or cash flows.

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS
AUDITED

	September 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$8,547,777	$18,536,111
Short-term investments	8,930,225	5,937,150
Accounts receivable, net	12,821,258	7,237,641
Inventories, net	10,050,135	8,453,567
Other current assets	742,136	978,933
Total current assets	41,091,531	41,143,402

Property, plant and equipment, net	4,744,584	5,434,172

Other Assets
Long-term investments	17,974,000	19,816,000
Goodwill	4,708,511	2,570,511
Intangible assets, net	5,482,555	284,787
Other	227,461	245,165
Total other assets	28,392,527	22,916,463
Total Assets	$74,228,642	$69,494,037

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,363,380	$1,739,791
Accrued compensation	2,048,904	2,410,026
Accrued expenses	568,507	93,304
Total current liabilities	4,980,791	4,243,121

Other Liabilities
Deferred taxes – long-term	104,935	444,076
Deferred rent	268,040	281,720
Total other liabilities	372,975	725,796
Total Liabilities	5,353,766	4,968,917
Shareholders’ Equity
Common stock	136,466	138,128
Additional paid-in capital	55,483,759	55,406,888
Retained earnings	13,254,651	8,980,104
Total Shareholders’ Equity	68,874,876	64,525,120
Total Liabilities and Shareholders’ Equity	$74,228,642	$69,494,037

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
AUDITED

	Year Ended September 30,	Year Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$4,274,547	$3,847,839
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,047,746	1,622,094
Impairment of long-lived assets	-	643,604
Deferred income taxes	(339,141)	32,297
(Gain) loss on disposal of assets	(17,691)	35,281
Stock-based compensation expense	2,003,207	2,319,975
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable, net	(5,583,617)	761,569
Inventories	1,183,998	(80,412)
Other current assets	254,501	180,456
Accounts payable, accrued expenses and deferred rent	723,990	(3,064,650)
Net cash provided by operating activities	4,547,540	6,298,053

Cash flows from investing activities:
Business acquisition	(10,350,000)	-
Purchases of property, plant and equipment and intangible assets	(1,189,853)	(2,021,551)
Purchase of investments	(7,283,075)	(17,630,075)
Proceeds from sale of property, plant and equipment	83,052	5,100
Proceeds from maturities of investments	6,132,000	8,107,000
Net cash used in investing activities	(12,607,876)	(11,539,526)

Cash flows from financing activities:
Repurchase of common stock	(1,760,442)	(3,647,314)
Proceeds from issuance of common stock under employee stock purchase plan	297,860	334,692
Proceeds from issuance of common stock	24,012	28,717
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(489,428)	(952,832)
Net cash used in financing activities	(1,927,998)	(4,236,737)
Decrease in cash and cash equivalents	(9,988,334)	(9,478,210)
Cash and cash equivalents at beginning of year	18,536,111	28,014,321
Cash and cash equivalents at end of year	$8,547,777	$18,536,111

Supplemental cash flow information
Cash paid during the year for income taxes	$719,694	$1,471,203

Non-cash financing activities
Cashless exercise of stock options	$5,782	$34,268